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                                                                    EXHIBIT 10.3

           EMPLOYMENT AGREEMENT made as of August l6, l996, by and between TRANS-LUX CORPORATION, a Delaware corporation, transacting business at 110 Richards Avenue, Norwalk, Connecticut 06856-5090 (hereinafter referred to as "Company"), and RICHARD BRANDT, residing at 306 Harvest Commons, Westport, Connecticut 06880 (hereinafter referred to as "Brandt").

           WHEREAS, the parties have heretofore entered into a consulting agreement dated December 30, l992 effective January l, l993; and

           WHEREAS, the parties desire to terminate such consulting agreement as of August l5, l996, but all rights and benefits which accrued or accrue to Brandt thereunder on or prior to August l5, 1996 shall not be abrogated and shall remain in full force and effect; and

           WHEREAS, the parties desire to enter into an employment agreement;
and

           WHEREAS, Brandt for approximately forty-five (45) years has been continuously engaged as an employee, officer, consultant and/or director of the Company, and for approximately thirty-two (32) years had been an executive officer and chief executive manager of the affairs of the Company and its subsidiaries and affiliates; and

           WHEREAS, Brandt has had a long, continuously successful experience and performance in the business operations of the Company and has a unique and deep
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knowledge of the management, needs, trade secrets, know-how and affairs of the
Company and its subsidiaries and affiliates; and

           WHEREAS, by reason of all of the aforesaid, Brandt's services are uniquely valuable and advantageous to the Company; and

           WHEREAS, it is the considered judgment of the Board of Directors of the Company that it is in the best interests and to the advantage of the Company that it secure to itself the employment services of Brandt by entering into this employment agreement ("Agreement") upon the terms hereinafter provided;

           NOW, THEREFORE, in consideration of the mutual premises herein contained, the parties agree with each other as follows:

           1. The Company hereby employs Brandt to perform the employment services to the Company on the terms and conditions hereafter set forth, and Brandt hereby accepts such employment with the Company for a term ("Term") commencing on the date hereof and ending on December 31, 2002. Notwithstanding the foregoing, Brandt may terminate the Term of this Agreement on December 3l, l998 and on December 3l of each year thereafter, on no less than six months prior written notice, in which event the Term shall end on such December 3l to the same effect as if such date was fixed herein as the date for the end of the Term.

           2. (a) During the Term, Brandt will serve the Company faithfully and diligently and shall render to the Company such services as are appropriate to be rendered by the Chairman of the Board and such additional executive services as may be reasonably assigned to him from time to time by the Board of Directors of the


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Company, or by the Executive Committee of the Board of Directors of the Company,
provided that such services are of a type, dignity and nature appropriate to the Chairman of the Board of Directors and former chief executive officer and executive manager of the Company. Brandt shall render such services primarily in Southern Connecticut, the New York Metropolitan area or Santa Fe, New Mexico, and shall devote such time and attention as may be reasonably necessary to effect the efficient discharge of his duties hereunder.

              (b) During the Term the Company shall use its best efforts to nominate and elect Brandt from year to year as the Chairman of the Board, a director, and a member of the Executive Committee of the Company. In the event that Brandt shall not be elected at all times during the Term hereof as the Company's Chairman of the Board of Directors, as a member of its Board of Directors, and as a member of the Executive Committee, the same shall, at Brandt's option, constitute a material breach of this Agreement by the Company unless the Company shall completely cure such breach within thirty (30) days from receiving notice from Brandt specifically setting forth the claimed breach. Upon failure of the Company to cure such breach, Brandt, at his option, shall at any time thereafter be entitled to terminate his obligations hereunder by notice ("Notice") to the Company, specifically including the rendition of any services by him to the Company. After the giving of the Notice the Company shall pay to Brandt, notwithstanding such termination, all sums payable or otherwise provided to Brandt under this Agreement for the balance of the Term, including, but not limited to: (i) the salary and fees, Profit Participation and Bonus payments provided to be paid to him pursuant to Paragraphs 3(a), (b), (c) and (d) for the period from the date of such Notice of termination through December 31, 2002; and (ii) the insurance and other benefits provided under this Agreement. The aforesaid sums and benefits shall be paid or provided to Brandt as follows: (i) the aggregate salary and fees provided to be paid


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for the balance of the Term pursuant to Paragraphs 3(a) and (b) shall be paid to
Brandt in one lump sum ten (10) days after such Notice of termination, in the same aggregate amounts as are so provided in said Paragraphs 3(a) and (b) to be paid for the balance of the Term (adjusted for the CPI Adjustment, as hereafter defined, to the date of such payment); and (ii) the sums provided to be paid pursuant to Paragraphs 3(c) and (d) and the insurance and other benefits provided under this Agreement, shall be paid or provided to Brandt in the same manner, at the same times, and in the same amounts as are provided in the said Paragraphs (c) and (d) and in Paragraph 4 and elsewhere in the Agreement to be paid or provided during the balance of the Term.

                 (c) Nothing contained in this Agreement shall in any way limit or prevent Brandt from:

                       (i) being connected with, in any manner whatsoever, including, without limiting the generality of the foregoing, as owner, investor, executive or director or otherwise in any business whatsoever, including, without limiting the generality thereof, the business of producing, distributing or exhibiting motion pictures, or the business of film booking and buying, so long as the business is not directly competitive with any business of the Company;

                       (ii) owning or dealing in the stock or securities of any corporation whose stocks or securities are traded on any public market provided that such holdings of Brandt in any individual corporation that is a direct competitor of the Company shall not exceed five (5%) percent of the outstanding securities of any class of any such corporation.


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           3. During the Term the Company agrees to pay Brandt the following, in addition to Directors' fees and fees as a member of the Executive Committee and other Committees, if any, of the Board of Directors of the Company (such fees to be paid as if Brandt was not an an employee of the Company and in the same amounts as non-employee directors are paid):

                 (a) A salary at the rate of $296,762.08 per annum for the balance of l996, subject to the CPI Adjustment for subsequent years as hereafter provided;

                 (b) A fee as Chairman at the rate of $60,000 per annum for the balance of l996, subject to the CPI Adjustment for subsequent years as hereafter provided;

                 (c) An amount equal to one and one-half percent (l-l/2%) of the Company's pre-tax consolidated earnings, as hereinafter defined (after deducting minority interests) in each calendar year during the Term hereof, hereinafter referred to as the "Profit Participation". Such pre-tax consolidated earnings shall be fixed and determined by the independent certified public accountants regularly employed by the Company. Such independent certified public accountants, in ascertaining such pre-tax consolidated earnings, shall apply all accounting practices and procedures heretofore applied by the Company's independent certified public accountants in arriving at such annual pre-tax consolidated earnings as disclosed in the Company's annual statement for that year of profit and loss released to its stockholders. The determination by such


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                 independent certified public accountants shall be final,
                 absolute and controlling upon the parties. Payment of such amount, if any is due, shall be made for each year by the Company to Brandt within thirty (30) days after such accountant shall have furnished such statement to the Company disclosing the Company's pre-tax consolidated earnings for such calendar year. The Company undertakes to use its reasonable efforts to cause said accountants to prepare and furnish such statements within one hundred thirty (130) days from the close of each such fiscal year and to cause said independent certified public accountants, concomitantly with the delivery of such statement by said accountants to it, to deliver a copy of such statement to Brandt. The Company shall not have any liability to Brandt arising out of any delays with respect to the foregoing; and

                 (d) The Board of Directors of the Company, upon the recommendation of the Compensation Committee of the Board of Directors, shall consider no later than May of each year the grant of a bonus ("Bonus") to Brandt based upon the performance of Brandt during the immediate preceding year. In determining whether to grant any such bonus and the amount thereof, consideration may be given to the performance of the Company in light of competitive and economic conditions. Notwithstanding the foregoing, the Company shall pay to Brandt the highest Bonus applicable for each calendar year ending December 31, commencing December 31, 1996, in the respective amounts hereinafter set forth, in the event the Company's pre-tax


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                 consolidated earnings for any year during the Term, determined in accordance with Paragraph 3(c), meets or exceeds the respective amounts hereinafter set forth.

If Pre-Tax Consolidated               Annual Non-Cumulative Level of
Earnings in Any Year Exceed                    Bonus Payable
---------------------------           ------------------------------
           $  250,000                              5,000
              500,000                             10,000
              750,000                             15,000
            1,000,000                             20,000
            1,250,000                             31,250
            1,500,000                             37,500
            1,750,000                             43,750
            2,000,000                             50,000
Over        2,000,000                    $50,000 plus 2-1/2% of each full
                                         increment of $250,000 over
                                         $2,000,000, the total annual bonus
                                         not to exceed $125,000 (e.g., if
                                         $2,900,000, $50,000 plus 2-1/2% of
                                         $750,000 or $50,000 plus $18,750 =
                                         $68,750).

           Notwithstanding Paragraph 3(c) of this Agreement, for purposes of only Paragraph 3(d) of this Agreement, there shall be excluded from the calculation of pre-tax consolidated earnings during the Term of this Agreement
(i) the amount by which (x) any item or items of unusual or extraordinary gain in the aggregate exceeds 20% of the Company's net book value as at the end of the immediate preceding calendar year or (y) any item of unusual or extraordinary loss in the aggregate exceeds 20% of the Company's net book value as at the end of the immediate preceding calendar year, in each case in (x) and
(y) above as determined in accordance with generally accepted accounting principles and items of gain and loss shall not be netted against each other for purpose of the above 20% calculation, (ii) any effect of FASB 109 or similar promulgation or (iii) any direct effect on pre-tax consolidated earnings of write-offs of


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existing prepaid financing costs prior to the normal amortization schedule of such financings provided however that for the purposes of this Paragraph (d) only, such financing costs shall thereafter be amortized in accordance with such normal amortization schedule of such financings. Each Bonus payment shall be made in accordance with the time provisions set forth in Paragraph 3(c). Notwithstanding the foregoing, the Board may, in any event, even if any of the aforesaid pre-tax consolidated earnings levels are not exceeded, grant Brandt the aforesaid Bonus or any portion thereof for any such year or any other bonus based on his performance.

           In the event Brandt is entitled to or is awarded a Bonus, the Company shall notify Brandt thereof no later than May 31 of such year and Brandt shall have the option of receiving such bonus in (i) cash, (ii) common stock of the Company or (iii) cash and common stock in such ratio as Brandt elects. Such election shall be made by Brandt by written notice to the Company and the Company shall pay said Bonus in the form elected by Brandt within fourteen (14) days after receipt of Brandt's written notice thereof. Upon Brandt's failure to make such election within sixty (60) days after notice to Brandt from the Company of the Bonus, such Bonus shall be paid in cash to Brandt on the day following the expiration of said sixty (60) day period. In the event Brandt elects to receive any such Bonus in common stock of the Company, the same shall be valued at the Closing price of such common stock on the American Stock Exchange (or other principal stock exchange on which the Company's common stock is listed or, if not listed, at the mean between the average of the high and low bid and asked prices on the over-the-counter market) on the date of Brandt's election, or if there is no trade on such date on such exchanges, then the Closing price on the date on which it last traded.


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                 (e) The Company may make appropriate deductions from the said payments required to be made in this Paragraph 3 to Brandt, to comply with all governmental withholding requirements.

           The payments provided in Paragraphs 3(a) and (b) shall be made in equal weekly installments, or as otherwise may be the practice of the Company in making similar payments, but not less often than once monthly. The payments provided to be made to Brandt pursuant to said Paragraphs 3(a) and (b) shall each be appropriately adjusted upward ("CPI Adjustment") for inflation at the beginning of each calendar year commencing in 1997 based on the United States Department of Labor Bureau of Labor Statistics, Consumer Price Index, United States City Average, all items (1996=100). The CPI Adjustment shall be paid retroactively, when determined, for payments already made in the applicable calendar year.

           Brandt shall also be entitled to reimbursement from the Company for the amount of the social security payments payable by Brandt based on amounts paid to him under this Agreement to the extent such social security payments would have been made by the Company if the fees under Paragraph 3(b) were paid as a salary. Any such reimbursement payable by the Company hereunder shall be grossed up to take into account and reimburse Brandt for any tax consequences resulting therefrom.

           This Agreement shall not be deemed abrogated or terminated if the Company, in its discretion, shall determine to increase the compensation of Brandt for any period of time, or if Brandt shall accept such increase.

                 (f) If, during the Term of this Agreement, Brandt shall be prevented from performing or be unable to perform, or fail to perform his duties by


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reason of illness or any other incapacity or disability, the payments and/or benefits provided in Paragraphs 3 and 4 and elsewhere in this Agreement to be made or provided to Brandt, shall continue to be made or provided to Brandt for the balance of the Term, without any reduction whatsoever, at the same times, in the same manner, and in the same amounts as provided in Paragraphs 3 and 4 and elsewhere in this Agreement.

           If Brandt shall die during the Term, the Company shall pay to Brandt's widow and/or issue, as provided below in this paragraph, an amount equal to the aggregate payments provided to be made under Paragraphs 3 (a) and
(b) that otherwise would have been payable to Brandt during the Term but for his death, for the balance of the Term through December 31, 2002, without any reduction whatsoever. Such payments of the amounts provided in Paragraphs 3(a) and (b) shall be made at the same times, in the same manner, and in the same amounts as provided in Paragraphs 3(a) and (b), as follows: Fifty percent (50%) to Brandt's widow, if she shall survive him, and in such event the remaining fifty percent (50%) shall be equally divided among his surviving issue, per stirpes and not per capita. In the event that Brandt's wife shall predecease him or, having survived him, shall die during the balance of the Term ending December 31, 2002, the entire amounts thereafter payable during the balance of the Term shall be payable as provided in Paragraphs 3(a) and (b) in equal shares to his surviving issue, per stirpes and not per capita.

           In addition to the payments, insurance and/or benefits provided in Paragraphs 3(f) and 4 and elsewhere in this Agreement, in the event of Brandt's death during the Term, the Company shall pay to Brandt's widow and/or issue, as provided below in this paragraph, an amount equal to the Profit Participation provided for in Paragraph 3(c) hereof and the Bonus payments provided for in Paragraph 3(d) hereof


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which Brandt would have been entitled to receive for the balance of the Term of this Agreement through December 31, 2002 but for his death. Such payments of Bonus and Profit Participation under this Paragraph 3(f) shall be made at the same times, in the same manner, and in the same amounts as provided in Paragraphs 3(c) and (d), as follows: (i) fifty (50%) percent thereof to Brandt's widow and (ii) fifty (50%) percent thereof shall be equally divided amongst Brandt's surviving issue, per stirpes and not per capita, provided, however, that if Brandt's wife shall predecease him or having survived him shall die prior to the completion of such payments, then in the event of her death, the fifty (50%) percent said payment which would have been made to her pursuant to
(i) of this paragraph above, shall be made in equal shares to Brandt's surviving issue, per stirpes and not per capita.

           4. (a) The Company will obtain and furnish to Brandt (provided Brandt is insurable) a policy of life insurance upon Brandt's life, the term of which shall continue during the Term through December 31, 2002. Such policy shall provide that Brandt, upon the expiration of said policy, shall have a conversion right privilege, if same is available. Said policy shall provide for a death benefit of $250,000 payable as follows:

                Eighty (80%) percent of the death benefit of such policy to Helen K. Brandt, his wife, and in such event the remaining twenty (20%) percent of such death benefit shall be equally divided among his surviving issue, per stirpes and not per capita. In the event that Brandt's wife shall predecease him, then such policy shall provide that the entire death benefit payable thereunder shall be payable in equal shares to his surviving issue, per stirpes and not per capita.


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           If Brandt shall not be insurable, or if the amount of such insurance is less than $250,000, then, upon Brandt's death during the Term hereof, the Company shall in every event, pay to Brandt's said widow and/or issue as provided above in this Paragraph 4(a), the amount of such uninsured portion within 30 days after Brandt's said death. For example, if the amount of insurance is $130,000, then $120,000 shall be paid by the Company to Brandt's said widow and/or issue within 30 days after Brandt's death.

                 (b) The Company shall also provide to Brandt and his wife during the Term, at the Company's expense, medical insurance coverage for Brandt and his wife at least at the same levels as in effect for him on the date of the execution of this Agreement, as well as any other group insurance plan, hospitalization plan (subject to Medicare reimbursements), medical service plan or any other benefit plan which Company may have in effect during the Term. Included in such plans and benefits that the Company will make available or pay to Brandt are travel and accident insurance and Christmas bonuses to the extent the same are made available or paid to the senior executives of the Company. Brandt shall also be entitled to any other insurance and other employee benefits, including life insurance, which are available to senior executives of the Company. Notwithstanding the foregoing, Brandt acknowledges and agrees that he is not entitled to participate in the Company's existing pension plan ("Pension Plan") and the Company agrees to reimburse Brandt for any and all tax liabilities relating to (i) said Pension Plan and (ii) previous payments to Brandt from said Pension Plan, resulting from Brandt entering into this employment agreement and/or becoming an employee of the Company. Any such reimbursement by the Company shall be grossed up to take into account and reimburse Brandt for any tax consequences resulting from such reimbursement.


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           5. The Company agrees that during the Term hereof Brandt shall be provided with appropriate secretarial and administrative support, office space and office equipment in connection with his services under this Agreement. The Company shall also reimburse Brandt for all out-of-pocket expenses incurred by him in furtherance of the business and activities of the Company, including travel, board and hotel expenses. During the Term hereof, Brandt shall be entitled to reasonable periods of sick-leave in each year and vacations not in excess of a total of six weeks in any one year. The Company shall also furnish Brandt with a car and driver, as may be requested by Brandt during the Term hereof.

           6. A waiver by either party of any of the terms and conditions of this Agreement in any instance shall be in writing and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

           7. Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when deposited in the United States mails, certified or registered, addressed as follows:

                 To Brandt:       Richard Brandt
                                  306 Harvest Commons
                                  Westport, Connecticut 06880

                 To Company:      Trans-Lux Corporation
                                  110 Richards Avenue
                                  Norwalk, Connecticut 06854
                                  Att: CEO


Either party may, by written notice to the other, change the address to which notices are to be addressed.


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           8. The Company may itself, or through any of its subsidiaries or affiliates, make payment to Brandt of the compensation due him hereunder, provided, however, that if such payment be made by a company other than the Company, that fact shall not relieve the Company of its obligations hereunder, except with respect to the extent of the amounts so paid.

           9. The provisions hereof shall be binding upon and shall inure to the benefit of Brandt, his heirs, executors and administrators and the Company and its successors. During the Term of this Agreement, if the Company shall at any time be consolidated or merged into any other corporation, or if substantially all of the assets of the Company are transferred to any other corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation resulting in such merger, or to which such assets shall have been transferred, and this provision shall apply in the event of any subsequent merger, consolidation or transfer.

           10. Wherever in this Agreement it is provided that payments and/or benefits are to be made and/or provided to Brandt's wife and/or widow, and/or issue and/or trust, Brandt shall have the sole right at any time and from time to time during his lifetime to change the parties and/or the percentages and/or the amounts to be paid and/or provided to such parties. Whenever in this Agreement the term "issue" is used it shall mean natural issue except in the case of Brandt's grandchildren issue shall include grandchildren legally adopted by Brandt's natural children.

           11. This Agreement contains all the understandings and agreements arrived at between the parties in relation to the subject matter and supersedes and terminates as of August 15, 1996, the consulting agreement made between the parties


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dated December 30, l992 effective January l, l993. Notwithstanding the termination of said December 30, l992 consulting agreement and this employment agreement, all rights and benefits which accrued or accrue to Brandt on or prior to August l5, l996 under said December 30, l992 consulting agreement, shall not be abrogated by this employment agreement and shall remain in full force and effect, and this employment agreement shall not affect any agreement other than said December 30, l992 consulting agreement between Brandt and the Company, including but not limited to, any stock option and insurance agreements. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

           12. This Agreement shall not be varied, altered, modified, changed or in any way amended, except by an instrument in writing, executed by the parties hereto, or their legal representatives.

           IN WITNESS WHEREOF, Brandt has executed and the Company has caused its Vice Chairman, on its behalf, to execute this Agreement, on the day and year first above written.

                                  TRANS-LUX CORPORATION

                                  /s/ Victor Liss
                                  -------------------------------------
                                                Vice Chairman

                                  /s/ Richard Brandt
                                  --------------------------------------
                                                Richard Brandt

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